Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces a 173% Increase in

Originations to $2.4 billion in 2012 from $885 million in 2011

Irvine, CA, February 27, 2013 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH), announces origination volume of $2.4 billion in 2012 as compared to $885 million in 2011, and a 93% increase in net earnings of continuing operations to $12.2 million in 2012, as compared with $6.3 million in 2011.

Selected Financial Data

(in millions)

	YTD 2012	YTD 2011	Increase	% Change
Originations	$2,419.7	$883.2	$1,536.4	173%
Service Retained Sales	2,212.1	419.9	1,792.2	427%
Servicing Portfolio	2,177.2	605.4	1,571.8	260%
Warehouse Capacity	217.5	87.5	130.0	149%

Segment Results

(in thousands)

	YTD 2012		YTD 2011
	Net earnings		Net earnings
	(loss)	Diluted EPS	(loss)	Diluted EPS
Mortgage Lending	$16,599	$2.10	$(11,648)	$(1.39)
Real Estate Services	12,640	1.60	19,946	2.39
Long-term Portfolio	(17,065)	(2.16)	(1,996)	(0.24)
Continuing Operations	$12,174	$1.54	$6,302	$0.76
Discontinued Operations	(15,549)	(1.96)	(3,078)	(0.37)
Net (loss) earnings attributable to IMH	$(3,375)	$(0.42)	$3,224	$0.39

Segment Results

(in thousands)

	Q4 2012		Q4 2011
	Net earnings		Net earnings
	(loss)	Diluted EPS	(loss)	Diluted EPS
Mortgage Lending	$4,265	$0.53	$(2,930)	$(0.35)
Real Estate Services	3,187	0.39	4,689	0.56
Long-term Portfolio	(5,822)	(0.72)	235	0.03
Continuing Operations	$1,630	$0.20	$1,994	$0.24
Discontinued Operations	(2,147)	(0.26)	(1,246)	(0.15)
Net (loss) earnings attributable to IMH	$(517)	$(0.06)	$748	$0.09

The continuing operations, comprised of mortgage lending, real estate services and our long-term portfolio, earned $1.54 per diluted share in 2012 as compared to $0.76 per diluted share in 2011. The increase was primarily associated with the increase in net earnings from mortgage lending activities due to the growth in both mortgage lending originations and the retention of mortgage servicing rights.  In the fourth quarter of 2012, continuing operations experienced a slight decline in net earnings to $0.20 per diluted share as compared to $0.24 per diluted share for the fourth quarter of 2011.  The decline was primarily due to a reduction in the estimated fair value of the long-term mortgage portfolio in 2012 compared to the prior year.

Mortgage Lending

In 2012, net earnings from mortgage lending improved 242% to $16.6 million as compared to a net loss of $(11.7) million in 2011.  In the fourth quarter of 2012, net earnings from mortgage lending increased to $4.3 million as compared to a loss of $(2.9) million in the fourth quarter of 2011.  Both increases were due to higher levels of mortgage originations, as well as an increase in the retention of mortgage servicing rights from service-retained sales, which increased the mortgage servicing portfolio. Mortgage originations increased to $813 million in the fourth quarter of 2012 compared to $345 million in the fourth quarter of 2011 and the mortgage servicing portfolio increased with service-retained loan sales of $781 million in the fourth quarter of 2012 as compared to $289 million in the fourth quarter of 2011.

Although mortgage originations and service-retained loan sales increased by 15% and 24%, respectively, in the fourth quarter of 2012 as compared to the third quarter, net earnings of mortgage lending were lower in the fourth quarter of 2012 as compared to the third quarter.  This was due to a larger than anticipated decline in the mortgage origination pipeline in the quarter primarily caused by an anticipated seasonal decline combined with the impact from the Federal Reserve’s QE3 program initiated in September.  The initial effect on interest rates from the QE3 program was a rise in interest rates at the end of September.  This resulted in an increase in applications, during September, from prospective borrowers wishing to lock in an interest rate before further interest rate increases, increasing our mortgage origination pipeline at September 30, 2012, to its highest point during the year.  The Company records an interest rate lock derivative each period representing the estimated fair value of our mortgage origination pipeline.  With a significant decrease in the pipeline in the fourth quarter combined with fourth quarter margin compressions in the mortgage industry, the estimated fair value of the interest rate lock derivative declined $5.4 million.

In 2012, the mortgage lending channels that experienced the largest percentage of growth were our retail and correspondent channels.  Our retail channel, which is our consumer direct channel conducted by our branch offices, increased average monthly production to approximately $60 million and our correspondent channel, which acquires closed loans from our correspondent sellers, increased monthly production significantly from approximately $3 million in January to average monthly production of approximately $33 million in 2012.  For 2012, our retail channel production contributed 28% of originations while our correspondent channel contributed 17%, with the remaining 55% coming from the wholesale channel.

With our strategy to increase the mix of purchase money transactions, in 2012, we have continued to devote efforts towards capturing additional purchase money transactions as the real estate market continues to improve and interest rates continue to rise, which we believe will cause the home refinance market to shrink. Through our proprietary technology, we have been able to increase the number of relationships we have with real estate professionals, leading to more purchase money transactions.  In 2012, while the mix of purchase money transactions and refinance loans has remained consistent across the year, the number of purchase money transactions has doubled from first quarter 2012 to fourth quarter 2012.  In addition, we have enhanced our product offering to include more loan products less sensitive to changing interest rates, including FHA 203(k), a home improvement loan that provides the borrower funds to make renovations, reverse mortgages, Home Affordable Refinance Program (HARP) loans and intermediate Adjustable Rate Mortgages.

Our mortgage servicing portfolio increased to $2.2 billion at the end of 2012, from $605 million at the end of 2011.  At December 31, 2012, the loans that were originated after 2010 totaled $2.06 billion with a minimal number of loans 60 or more days delinquent.  The remaining $114 million balance of the portfolio consist of loans originated by AmeriHome, primarily prior to 2009 and was acquired in the 2010 purchase of AmeriHome.  These legacy AmeriHome loans continue to have high delinquencies due to declining principal balances.

The expansion of mortgage lending volumes has been made possible by increases in our warehouse borrowing capacity to $217.5 million at December 31, 2012, including the addition of a major national financial institution, from $87.5 million at the end of 2011.  Plus, we recently obtained approvals from another well-known national warehouse lending bank for a new warehouse facility and increases to our existing warehouse lenders for an additional $100 million in total warehouse capacity, which we believe will further provide us the ability to increase mortgage originations.

Real Estate Services

Net earnings from our real estate services segment decreased to $12.6 million from $19.9 million in 2011.  The decrease was primarily due to a continued and expected decline in the long term mortgage portfolio resulting from collections and liquidation of defaulted loans.  We believe, however, that if portions of our master servicing portfolio are transferred to new servicers, there may be an opportunity to offer and expand our real estate services, although currently we expect a gradual decline in revenues and net earnings of real estate services.

Long-term Mortgage Portfolio

Our long-term mortgage portfolio had a net loss of $(17.1) million in 2012 compared to a net loss of $(2.0) million in 2011 primarily due to the change in the estimated fair value of the portfolio.  The estimated fair value of the net trust assets declined in 2012 as a result of $10.2 million in residual cash flows received combined with updated assumptions applied to certain securitization trusts within the long-term mortgage portfolio at December 31, 2012 which assumptions are based on the expectation of an acceleration of foreclosure liquidation losses in the near future.

Consolidated Operations

In 2012, the Company reported a consolidated net loss of $(3.4) million or $(0.42) per diluted share, as compared to net earnings of $3.2 million in 2011 or $0.39 diluted per share, with the decrease primarily due to the change in the estimated fair value of the long-term mortgage portfolio in 2012.  Net earnings were also adversely effected by the previously announced settlement charge of $6.1 million recorded in the third quarter of 2012 as discussed in the September 30, 2012 Form 10-Q and a significant legal fees expense incurred during 2012 defending these matters. For the fourth quarter of 2012, the consolidated net loss was $(517) thousand or $(0.06) per diluted share as compared to consolidated net earnings of $748 thousand or $0.09 per diluted share for the fourth quarter of 2011.

We believe that the continued driver of growth in net earnings from continuing operations for 2013 will be mortgage lending.  The key to that growth is not only mortgage origination volume, but also loan quality and operational efficiencies.  More specifically, we expect to see the most significant increases in the volume of loans originated through our retail and correspondent channels.  We believe that this will primarily be achieved by substantially increasing our active customer base in correspondent lending and hiring additional retail loan officers for our existing offices and call centers and our new retail offices currently planned to be opened during 2013. Our wholesale lending channel will continue to be a key component of our origination platform, however, in 2013, we will focus on retail and correspondent channels in an effort to have originations more equally balanced across all of our channels.  We believe that each our channels, retail, correspondent and wholesale, will benefit from (i) our recently launched programs including prime jumbo program, FHA 203(k), and reverse mortgages, (ii) the increase in our operational capacities with the opening of new operations fulfillment centers, and (iii) the implementation of a new loan origination system, and the integration of new technology designed to capture and index loan documentation and data to more completely automate the origination process. We expect the new loan origination system and documentation and data technology will also help us to ensure loan quality and improve operational efficiency.

Lastly we will continue to further enhance the brand of the “Impac” name with increased consumer direct and business to business awareness through our social media, public relations campaigns and industry wide marketing.  We believe our efforts in creating better “Impac” brand awareness over the last year not only assisted our origination efforts but have enhanced our recruiting efforts for quality mortgage professionals.

Looking forward to 2013, Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “We expect that the culmination of our strategies and initiatives instituted over the last year will not only allow us to continue to grow but also solidify the foundation to deliver more consistent results.”

Conference Call

The Company will hold a conference call tomorrow morning, February 28th, 2013, at 9 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions,. After the Company’s prepared remarks, management will host a live Q&A session, to answer questions submitted via email. Please email your questions to jmoisio@impacmail.com.  Investors may participate in the conference call by dialing (866) 573-1930, conference ID number 21650817, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “will,” “intends,” “believe,” “expect,” “likely,” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  our ability to manage effectively our mortgage lending operations and facilities and continue to expand the Company’s growing mortgage lending; volatility in the mortgage industry; unexpected interest rate fluctuations; decrease in purchase money transactions; inability to hire qualified retail loan officers or transact with qualified correspondents; failure to successfully launch or continue to market new loan products; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing and the terms of any financing that we do obtain; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides mortgage and real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage lending and servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio which includes the residual interest in securitizations.

For additional information, questions or comments, please call Justin Moisio in Investor Relations at (949) 475-3988 or email jmoisio@impacmail.com.  Web site: http://ir.impaccompanies.com or www.impaccompanies.com